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                                                                    Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), made as of the 25th day of July, 2002, is entered into by Pegasystems Inc., a Massachusetts corporation with its principal place of business at 101 Main Street, Cambridge, Massachusetts 02142 (the "Company"), and Henry Ancona, residing at 180 Beacon Street, Boston, Massachusetts 02116 (the "Executive").

     The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period (the "Employment Period") commencing on July 25, 2002 (the "Commencement Date") and ending when terminated in accordance with the provisions of Section 4.

     2. Title; Capacity. (a) The Executive shall serve as President and Chief Operating Officer of the Company, subject to the general direction and control of the Company's Board of Directors (the "Board") and its Chief Executive Officer (the "CEO"). The Company will use its best efforts to cause the Executive to be elected to the Board prior to December 31, 2002. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other executive duties and responsibilities as the Board or the CEO shall from time to time reasonably assign to him.

          (b) All employees of the Company other than the CEO and his administrative assistant shall report to the Executive.

          (c) The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal and family financial and legal affairs and to serve on corporate, civic, not-for-profit, charitable and industry boards and advisory committees. Notwithstanding the foregoing, the Executive shall only serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board or the CEO.

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     3. Compensation and Benefits.

          3.1 Salary. The Company shall pay the Executive an annual base salary of $325,000 during the Employment Period. Such base salary shall be subject to review by the Compensation Committee of the Board and, based on such review, may be changed by the Compensation Committee in its sole discretion.

          3.2 Bonuses. The Company shall pay the Executive an annual cash bonus targeted at 50% of his annual base salary, with the actual bonus amount being dependent on the achievement of goals and objectives. Each such bonus shall be paid within 90 days after the end of the calendar year to which it relates, and, except as provided in Section 5 shall be conditioned upon the Executive's employment by the Company through the end of the calendar year to which it relates.

          3.3 Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs (collectively, "Benefits") that the Company establishes and makes available to its senior executive employees, to the extent that the Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate.

          3.4 Vacation. The Executive shall be entitled to four (4) weeks paid vacation per year.

          3.5 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, subject to the Executive's compliance with the Company's standard expense reimbursement policies.

          3.6 Stock Options. (a) On the Commencement Date, the Company will grant the Executive a nonqualified 10-year option under the Company's 1994 Long-Term, Incentive Plan (the "Plan") to purchase 500,000 shares of the Company's common stock, $.01 par value per share ("Common Stock"), at a price equal to the fair market value of the Common Stock on such date as determined in accordance with the Plan. Such option shall vest in equal quarterly installments over four (4) years.

          (b) In the event of a termination of the Executive's employment by the Company without Cause, by the Executive for Good Reason or as a result of the Executive's death (as each term is defined below), all vested stock options then held by the Executive shall remain exercisable for at least one (1) year after such termination, but in no event beyond the original term of the stock option. In the event of a termination of the Executive's employment as a result of Disability or "retirement" (as defined in the Plan), all vested stock options then held by the Executive shall remain exercisable for at least two (2) years after such termination, but in no event beyond the original term of the stock option. Upon any other termination, all vested stock options held by the Executive shall remain exercisable for at least 90 days after such termination, but in no event beyond the original term of the stock option.


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     4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1 At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive given within 90 days after the Cause event becomes known to the Company. For the purposes of this Agreement, Cause shall mean: (A) a material breach by the Executive of this Agreement or a material breach by the Executive of the Company's Code of Conduct, in each case that is not cured within 10 days following receipt by the Executive of written notice from the Company specifying the details thereof, (B) Executive's willful failure to attempt in good faith to follow the legal written direction of the Board or the CEO, which is not cured within 10 days following receipt by the Executive of written notice from the Board or the CEO specifying the details thereof, (C) Executive's conviction of a felony (other than a felony involving a traffic violation or as a result of vicarious liability), (D) Executive's commission of an act constituting fraud, embezzlement, larceny or theft with regard to the Company that is of a material nature (other than good faith expense account reimbursement disputes) or (E) willful misconduct by the Executive with regard to the Company that has a material adverse effect on the Company. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. For purposes of clause (A) above, the Company's "Code of Conduct" shall mean such code as currently in effect and as it may hereafter be amended from time to time, provided that any such amendment is communicated to the Executive in writing or electronically.

          4.2 Upon the death of the Executive, or upon 30 days' written notice from the Company after the Executive has incurred a Disability and remains disabled, unless he returns to the full-time performance of his duties within such 30-day period. As used in this Agreement, the term Disability shall mean the failure of the Executive, due to a physical or mental disability, to perform the services contemplated by this Agreement for a period of 120 days, whether or not consecutive, during any 360-day period.

          4.3 At the election of the Company, without cause, immediately upon written notice by the Company to the Executive.

          4.4 At the election of the Executive for Good Reason, provided that the Executive shall have given written notice to the Board within 90 days after he becomes aware of the occurrence of any event of Good Reason specifying such event, and such event shall be continued for a period of ten (10) days following such notice. For purposes of this Agreement, Good Reason means any of the following events (unless consented to by the Executive in writing): (i) a material diminution in the Executive's duties, responsibilities or authorities or the assignment to the Executive of duties or responsibilities that are materially adversely consistent with his then position; (ii) any individual appointed as the CEO other than the current CEO or the Executive; (iii) any material breach by the Company of this Agreement; (iv) failure of the Executive to be elected to the Board by September 1, 2003, or the Executive's removal from, or failure to be re-elected to the Board once elected thereto; (v) a reduction in the Executive's base salary or targeted bonus; (vi) a requirement by the Company that the Executive's principal place


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of work to be moved to a location more than 35 miles away from Cambridge,
Massachusetts; (vii) a requirement by the Company that the Executive report to a person other than the CEO; or (viii) a change in the Executive's title to a lesser title.

          4.5 At the election of the Executive, without Good Reason, upon at least 60 days' prior written notice to the Company.

     5. Effect of Termination.

          5.1 Termination Pursuant to Section 4.2. In the event the Executive's employment is terminated by reason of the Executive's death or Disability, the Company shall pay or provide to the Executive (or his estate in the case of a termination due to the Executive's death) any compensation and Benefits accrued and otherwise payable to him under Section 3 through the last day of his actual employment by the Company (including, without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year), and accrued vacation pay payable pursuant to the Company's policies, and any unreimbursed business expenses payable pursuant to Company policy (collectively the "Accrued Amounts"), which amounts shall promptly be paid in a lump sum. In addition, the Company shall: (i) continue to provide him and his dependents, for the twelve-month period commencing on the date of such termination, with the Benefits to which he would otherwise have been entitled hereunder had his employment not been terminated and (ii) pay to the Executive (or his estate in the case of his death) a pro-rata bonus for the year of termination equal to, the product of (x) the target annual bonus for the fiscal year of Executive's termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives (the "Pro-Rata Bonus").

          5.2 Termination Pursuant to Sections 4.3 or 4.4. In the event the Executive's employment is terminated by the Company without cause or, by the Executive for Good Reason, the Company shall pay or provide the Executive with the following:

     (A) within thirty (30) days after the date of such termination, pay him a lump sum amount equal to his then current annual base salary;

     (B) continue to provide him, for the twelve-month period commencing on the date of such termination, with the Benefits to which he would otherwise have been entitled hereunder had his employment not been terminated; and

     (C) If the termination occurs at least twelve (12) months after the Commencement Date, then the Company will accelerate in full the vesting of the Executive's options to purchase shares of the Company's Common Stock so that such options are immediately exercisable; and

     (D) the Executive shall receive the Pro-Rata Bonus.



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          5.3 Termination Pursuant to Sections 4.1 or 4.5. If the Executive's
employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Amounts.

     6. Standards Letter. Concurrently with the execution and delivery of this Agreement, the Executive agrees to execute and deliver the Company's "standards letter" in the form most recently signed by an executive officer of the Company except that such letter shall be modified to provide that if the Executive's employment hereunder is terminated prior to the first anniversary of the Commencement Date by the Company without Cause or by the Executive for Good Reason then the non-competition covenants contained in such letter shall have no force or effect. The provisions of the standards letter executed by the Executive (the "Standards Letter") shall survive the termination of this Agreement.

     7. Release. It will be a condition for receipt of the benefits described in
Section 5 above (other than the Accrued Amounts) that the Executive: (i) return Company property, (ii) execute a general release (in the form attached hereto) regarding his employment and (iii) materially comply with the provisions of the Standards Letter.

     8. Other Agreements. The Executive hereby represents and warrants that he is not bound by the terms of any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents and warrants that his performance of all the terms of this Agreement does not and will not breach any other agreement to which the Executive is a party or otherwise bound; provided that there are certain limitations with regard to confidentiality from prior employers.

     9. No Mitigation; No Set-Off. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The Company's obligation to pay Executive the amounts provided and to make the arrangement provided hereunder shall not be subject to set-off, counterclaim or recoupment except for any amounts the Executive owes to the Company under any promissory note.

     10. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law (including the advancement of legal fees) for any action or inaction of Executive while serving as an officer or director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan, except for any activity by the Executive that constitutes gross negligence or is self-enriching. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other officers and directors.

     11. Arbitration. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to the Standards Letter, shall be settled by arbitration conducted before one arbitrator sitting in Boston, Massachusetts, or such other location agreed by the parties hereto, in accordance with the


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National Rules for the Resolution of Employment Disputes of the American
Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

     12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of The Commonwealth of Massachusetts.

     16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, provided that the Company may assign the Agreement only to an acquiror of all or substantially all of its assets and business, and further provided, however, that the obligations of the Executive are personal and shall not be assigned by him. Any successor to the Company shall assume the obligations under this Agreement in a writing delivered to the Executive upon the assignee becoming such.

     17. Miscellaneous.

          17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                                  PEGASYSTEMS INC.


                                                  By: /s/ Alan Trefler
                                                      --------------------------
                                                  Title: Chief Executive Officer

                                                      /s/ Henry Ancona
                                                      --------------------------




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                         CONFIDENTIAL RELEASE OF CLAIMS

     I, Henry Ancona, in consideration of certain separation payments that Pegasystems Inc. (the "Company") is agreeing to make to me upon the effectiveness of this Release, agree with the Company as follows:

     1. General Release. On behalf of myself and my spouse, heirs, executors,
        ---------------
administrators, trustees, legal representatives, and assigns, I hereby forever release and discharge the Company, its predecessors and successors, and each of its past and present parent corporations, divisions, subsidiaries, affiliates, assigns, officers, directors, employees, consultants, shareholders, partners, attorneys, and agents (any or all of which are referred to as the "Releasees") from any and all claims, demands, liabilities, actions, and causes of action of every name and nature, whether known or unknown, with regard to my employment with the Company and termination therefrom which could have been asserted from the beginning of the world to the date on which I sign this Release. This release includes, but is not limited to, (a) any claims for breach of contract, whether express or implied; (b) any claims for wrongful termination; (c) any claims for reemployment, salary, wages, bonuses, vacation pay, benefits, or other compensation of any kind; (d) any claims for harassment, discrimination, or retaliation in employment, including but not limited to any claims under Title VII of the Civil Rights of 1964, the Age Discrimination in Employment Act, Massachusetts General Laws Chapter 151B, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any other federal, state, or local statute, ordinance, regulation, or common law relating to harassment, discrimination, or retaliation in employment; (e) any claims under any other federal, state, or local statutes, ordinances, or regulations; (f) any claims based in tort; (g) any other common-law claims; and
(h) any claims for costs or attorneys' fees. Nothing herein shall release the Releasees from any claims based on: (i) my right to enforce this Release or the provisions of my employment agreement with the Company, (ii) any right I may have to vested or accrued benefits, (iii) any right to indemnification or
(iv) any rights as a shareholder.

     2. Company Property. I agree and acknowledge that I have returned to the
        ----------------
Company all originals and copies of Company documents and all other Company property that was in my possession at the time of my termination of employment, including without limitation, all keys, corporate credit cards, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, and any similar information. Notwithstanding the foregoing, I am permitted to retain my rolodex and similar address and telephone directories.

     3. Non-Disparagement. I agree not to intentionally make any public
        -----------------
statement, written or oral, which disparages the Company, its services, or any of its directors, officers, employees, or agents. The Company shall cause its senior executive officers not to intentionally make any public statement, written or oral, which disparages me.

     4. Confidentiality. I agree to keep the terms of this Release and the
        ---------------
amount of separation payments paid to me in exchange for signing this Release completely confidential, and not to disclose any such matters to anyone, in words or in substance, except as set forth in



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this section. Notwithstanding the foregoing, I may disclose such information
(a) to my immediate family, attorney, and/or accountant, provided that I shall first obtain any such person's agreement to keep any such matters completely confidential and not to disclose any such matters to anyone; and (b) to the extent required by law or if compelled pursuant to the order of a court or governmental body or agency.

     5. Notice and Right to Consider. I have been advised to consult with an
        ----------------------------
attorney before signing this Release. I acknowledge that I have been given the opportunity to consider this Release for 21 days before signing it. In the event that I have signed this Release within less than 21 days, I acknowledge that my decision was entirely voluntary and that I had the opportunity to consider this Release for the entire 21-day period. The Company acknowledges that for a period of seven days from the date on which I sign this Release, I will retain the right to revoke this Release by written notice that the Company receives before the end of that seven-day period, and that this Release will not become effective or enforceable until the expiration of such revocation period.

     6. Miscellaneous. This Release is binding upon me and upon my heirs,
        -------------
administrators, representatives, executors, successors, and assigns. I agree that I have carefully read and understand all of the provisions of this Release and that I am voluntarily signing this Release.



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Henry Ancona                        Date

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